Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2014

  2Q14 revenue up 16% from 2Q13 to $873.5 million
  2Q14 operating income up 17% from 2Q13 to $411.7 million; adjusted operating income up 16% to $434.0 million
  2Q14 GAAP EPS of $1.48 up 48%, and non-GAAP EPS of $1.12 up 12%, from 2Q13 EPS of $1.00
  Raising FY 2014 revenue guidance to the low-double-digit percent range; FY 2014 non-GAAP EPS guidance, which excludes the impact of a gain on ICRA Ltd., is $3.90 to $4.00

NEW YORK--(BUSINESS WIRE)--July 25, 2014--Moody’s Corporation (NYSE:MCO) today announced results for the second quarter 2014.

SUMMARY OF RESULTS FOR SECOND QUARTER 2014

Moody’s reported revenue of $873.5 million for the three months ended June 30, 2014, up 16% from $756.0 million for the second quarter of 2013. Operating expenses for the second quarter of 2014 totaled $461.8 million, a 14% increase from the prior-year period. Operating income for the quarter was $411.7 million, a 17% increase from $350.8 million for the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, was $434.0 million, a 16% increase from $373.9 million last year. GAAP EPS of $1.48 increased 48% against the same period last year and included a $103 million non-cash, pre-tax gain, or $0.36 per share, resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. Non-GAAP EPS of $1.12, which excludes the ICRA gain, increased 12% from EPS of $1.00 in the second quarter of 2013.

"Moody's achieved strong financial performance in the second quarter, with both Moody’s Investors Service and Moody’s Analytics delivering mid-teens percent revenue growth. Our results reflect healthy market conditions and good demand for a wide range of our products and services,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We also strengthened our business by acquiring a majority stake in ICRA, a leading Indian credit rating agency, as well as WebEquity Solutions, a provider of loan origination tools to financial institutions.”

SECOND QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $873.5 million for the second quarter of 2014 was up 16% from the second quarter of 2013. U.S. revenue of $461.1 million and non-U.S. revenue of $412.4 million increased 13% and 19%, respectively, from the second quarter of 2013. Revenue generated outside the U.S. represented 47% of Moody’s total revenue for the quarter, consistent with the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the second quarter of 2014 was $621.7 million, up 16% from the prior-year period. Foreign currency translation favorably impacted MIS revenue by 1 percent. U.S. revenue of $352.5 million for the second quarter of 2014 increased 13% from the second quarter of 2013. Non-U.S. second quarter 2014 revenue of $269.2 million increased 20% from the year-ago period.

Within MIS, global corporate finance revenue of $320.9 million in the second quarter of 2014 increased 22% from the prior-year period, primarily reflecting strong rated bank loan and speculative-grade bond issuance in both the U.S. and Europe. U.S. and non-U.S. corporate finance revenue was up 20% and 24%, respectively, compared to the second quarter of 2013.

Global structured finance revenue totaled $110.6 million for the second quarter of 2014, a 14% increase from a year earlier, primarily reflecting increased ratings of collateralized loan obligations (CLOs) in the U.S. and Europe. U.S. and non-U.S. structured finance revenue grew 17% and 8%, respectively, from the year-ago period.

Global financial institutions revenue of $92.2 million in the second quarter of 2014 increased 9% compared to the prior-year period. Despite an increase in issuance activity from banks, U.S. revenue declined 4% due to a shift in issuance mix. Revenue generated outside the U.S. increased 19% against the year-ago period from increased issuance by banks across all regions.

Global public, project and infrastructure finance revenue was $98.0 million for the second quarter of 2014, an increase of 6% from the second quarter of 2013. U.S. revenue was down 2% primarily due to continued weakness in public finance issuance, partially offset by increased infrastructure issuance. Non-U.S. revenue was up 21% from the prior-year period primarily reflecting increased infrastructure revenue across all regions, as well as higher sovereign and sub-sovereign revenue in EMEA.

Global revenue for Moody’s Analytics (“MA”) for the second quarter of 2014 was $251.8 million, up 15% from the second quarter of 2013. Foreign currency translation favorably impacted MA revenue by 3 percent. MA revenue in the U.S. of $108.6 million, and outside the U.S. of $143.2 million, for the second quarter of 2014 increased 14% and 16%, respectively, from the prior-year period.

Revenue from research, data and analytics of $144.7 million increased by 11% from the prior-year period, driven by strong performance in credit research and content licensing. Enterprise risk solutions revenue of $67.2 million was up 12% over the prior-year period primarily due to growth in subscription and services revenue. Revenue from professional services of $39.9 million was up 41% from the prior-year period, primarily reflecting the December 2013 acquisition of Amba Investment Services.

SECOND QUARTER OPERATING EXPENSES, OPERATING INCOME, AND EFFECTIVE TAX RATE

Second quarter 2014 operating expenses for Moody’s Corporation were $461.8 million, 14% more than the prior-year period. The increase in operating expenses was primarily due to higher compensation and real estate costs attributable to increased headcount, increased incentive compensation and acquisition-related costs. Foreign currency translation unfavorably impacted operating expense by 1 percent. Operating income of $411.7 million for the quarter increased 17% from $350.8 million in the same period last year. Excluding the impact of foreign currency translation, operating income grew 15 percent. Moody’s reported operating margin for the second quarter of 2014 was 47.1%, up from 46.4% in the second quarter of 2013. Adjusted operating margin of 49.7% for the second quarter of 2014 was up from 49.5% for the same period last year.

On June 26, 2014, Moody’s acquired a controlling interest in ICRA Ltd., a leading provider of credit ratings and research in India, increasing its stake from 28.5% to more than 50 percent. U.S. GAAP requires a re-measurement to fair value of non-controlling shares when a controlling interest is obtained. As a result of the transaction, Moody’s recorded a $103 million non-cash, pre-tax gain, or $0.36 per share, in the second quarter of 2014.

Moody’s effective tax rate was 33.1% for the second quarter of 2014, compared with 32.2% for the prior-year period.

YEAR-TO-DATE RESULTS

Moody's Corporation revenue for the first half of 2014 totaled $1,640.7 million, an increase of 10% from $1,487.8 million for the same period of 2013. Foreign currency translation favorably impacted Moody’s revenue by 1 percent.

Revenue at MIS totaled $1,147.5 million for the first half of 2014, an increase of 8% from the same period in 2013. MA revenue rose 15% from the first half of 2013 to $493.2 million.

Expenses for the first half of 2014 totaled $896.0 million, 5% higher than the prior-year period, which included costs associated with a first quarter 2013 litigation settlement. The impact of foreign currency translation on expenses for the first half was negligible. Year-to-date operating income of $744.7 million grew 18% from $631.2 million for the same period of 2013. Adjusted operating income of $790.1 million was up 17% from the prior-year period. GAAP EPS of $2.47 for the first half of 2014, which included the ICRA gain, increased 35% from $1.83 in the first half of 2013, which included a first quarter litigation settlement charge of $0.14. Non-GAAP EPS of $2.11 for the first half of 2014, which excluded the ICRA gain, grew 7% from $1.97 for the same period in 2013, which excluded the litigation settlement charge.

CAPITAL ALLOCATION AND LIQUIDITY

During the second quarter of 2014, Moody’s repurchased 3.2 million shares at a total cost of $258.1 million, and issued 0.7 million shares under our annual employee stock-based compensation plans. Outstanding shares as of June 30, 2014 were 211.2 million, a 4% decline from a year earlier. As of June 30, 2014, Moody’s had $1.3 billion of share repurchase authority remaining under its current programs. At quarter-end, Moody’s had $2.1 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.0 billion, an increase of $308.4 million from a year earlier. Free cash flow for the first half of 2014 of $419.2 million increased $68.2 million, or 19%, from the same period a year ago.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2014

Moody's outlook for 2014 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, and, if actual conditions differ, Moody's results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

The Company now expects full-year 2014 revenue to grow in the low-double-digit percent range. Full-year 2014 operating expenses are now projected to increase in the high-single-digit percent range. These expenses now include costs related to our acquisitions of a majority stake in ICRA and of WebEquity, as well as additional incentive compensation. Growth in compliance and regulatory expense is still projected to be less than $5 million. Depreciation and amortization expense is still expected to be approximately $100 million. Full-year 2014 operating margin is still projected to be 42 to 43 percent and adjusted operating margin for the year is still expected to be 45 to 46 percent.

The effective tax rate is still expected to be approximately 33 percent. Full-year 2014 non-GAAP EPS guidance is in the range of $3.90 to $4.00, which excludes the $0.36 ICRA gain in the second quarter. Moody’s Non-GAAP EPS guidance now includes costs related to our acquisitions of a majority stake in ICRA and of WebEquity, additional incentive compensation and financing costs associated with the July 2014 bond offering.

Capital expenditures are still projected to be approximately $90 million. Free cash flow is still expected to be approximately $900 million. Full-year 2014 total share repurchases are still expected to be approximately $1 billion, subject to available cash, market conditions and other ongoing capital allocation decisions.

Certain components of Moody’s 2014 revenue guidance have been modified to reflect the Company’s current view of business conditions. Global MIS revenue for full-year 2014 is now expected to increase in the high-single-digit percent range. Within the U.S., MIS revenue is now expected to increase in the mid-single-digit percent range, while non-U.S. revenue is now expected to increase in the low-teens percent range. Corporate finance revenue is now projected to grow in the low-double-digit percent range. Revenue from structured finance is now expected to grow approximately 10 percent. Financial institutions revenue is now expected to grow in the low-single-digit percent range. Public, project and infrastructure finance revenue is still expected to increase in the high-single-digit percent range.

With regard to Moody’s controlling stake in ICRA, the Company will report ICRA’s operating results within Moody’s Investors Service on a three-month lag, beginning in the fourth quarter of 2014. ICRA is expected to contribute approximately $12 million of revenue to MIS in the fourth quarter of 2014.

For MA, full-year 2014 revenue is now expected to increase in the mid-teens percent range. Within the U.S., MA revenue is still expected to increase in the low-double-digit percent range. Non-U.S. revenue is still expected to increase in the high-teens percent range. Revenue from research, data and analytics is still projected to grow in the high-single-digit percent range. Including the acquisition of WebEquity, revenue for enterprise risk solutions is now expected to grow in the mid-teens percent range. Professional services revenue, including Amba Investment Services, is now projected to grow approximately 40 percent.

CONFERENCE CALL

A conference call to discuss Moody’s second quarter 2014 results will be held this morning, July 25, 2014, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. Eastern Time, August 23, 2014.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, July 25, 2014 until 3:30 p.m. Eastern Time, August 23, 2014. The replay can be accessed from within the United States and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2109596.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $3.0 billion in 2013, employs approximately 9,500 people worldwide and maintains a presence in 33 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2014 and other forward-looking statements in this release are made as of July 25, 2014, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the US and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the current world-wide credit disruptions and economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the levels of capital investments; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2014	2013	2014	2013
Amounts in millions, except per share amounts

Revenue	$873.5	$756.0	$1,640.7	$1,487.8

Expenses:
Operating	222.1	197.1	438.1	397.9
Selling, general and administrative	217.4	185.0	412.5	412.0
Depreciation and amortization	22.3	23.1	45.4	46.7
Total expenses	461.8	405.2	896.0	856.6

Operating income	411.7	350.8	744.7	631.2
Non-operating (expense) income, net
Interest (expense) income, net	(26.0)	(21.7)	(49.8)	(43.7)
Other non-operating (expense) income, net	(3.3)	7.7	(0.9)	16.5
ICRA Gain	102.8	-	102.8	-
Total non-operating (expense) income, net	73.5	(14.0)	52.1	(27.2)
Income before provision for income taxes	485.2	336.8	796.8	604.0
Provision for income taxes	160.8	108.4	250.7	184.5
Net income	324.4	228.4	546.1	419.5
Less: net income attributable to noncontrolling interests	5.2	2.9	8.9	5.6
Net income attributable to Moody's Corporation	$319.2	$225.5	$537.2	$413.9

Earnings per share attributable to Moody's common shareholders
Basic	$1.51	$1.01	$2.52	$1.86
Diluted	$1.48	$1.00	$2.47	$1.83

Weighted average number of shares outstanding
Basic	212.0	222.3	213.0	222.8
Diluted	215.7	226.2	217.1	226.7

Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2014	2013	2014	2013

Moody's Investors Service
Corporate Finance	$320.9	$262.9	$585.3	$521.2
Structured Finance	110.6	97.2	205.9	190.2
Financial Institutions	92.2	84.5	177.6	171.0
Public, Project and Infrastructure Finance	98.0	92.7	178.7	176.1
Intersegment royalty	21.9	19.0	43.4	37.9
Sub-total MIS	643.6	556.3	1,190.9	1,096.4
Eliminations	(21.9)	(19.0)	(43.4)	(37.9)
Total MIS revenue	621.7	537.3	1,147.5	1,058.5

Moody's Analytics
Research, Data and Analytics	144.7	130.3	285.6	259.9
Enterprise Risk Solutions	67.2	60.2	127.0	113.2
Professional Services	39.9	28.2	80.6	56.2
Intersegment revenue	3.3	2.7	6.6	5.5
Sub-total MA	255.1	221.4	499.8	434.8
Eliminations	(3.3)	(2.7)	(6.6)	(5.5)
Total MA revenue	251.8	218.7	493.2	429.3

Total Moody's Corporation revenue	$873.5	$756.0	$1,640.7	$1,487.8

Moody's Corporation revenue by geographic area

United States	$461.1	$408.4	$886.7	$818.3
International	412.4	347.6	754.0	669.5

	$873.5	$756.0	$1,640.7	$1,487.8

Non-operating (expense) income, net

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2014	2013	2014	2013
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(25.6)	$(20.5)	$(51.7)	$(41.5)
Income	1.7	1.2	3.3	2.4
UTPs and other tax related liabilities	(2.1)	(2.4)	(1.5)	(4.6)
Capitalized	-	-	0.1	-
Total interest (expense) income, net	$(26.0)	$(21.7)	$(49.8)	$(43.7)
Other non-operating (expense) income, net:
FX (loss) gain	$(7.1)	$5.3	$(6.1)	$12.7
Joint venture income	3.5	3.2	5.3	4.9
Other	0.3	(0.8)	(0.1)	(1.1)
Other non-operating income (expense), net	(3.3)	7.7	(0.9)	16.5
ICRA Gain	102.8	-	102.8	-
Total non-operating (expense) income, net	$73.5	$(14.0)	$52.1	$(27.2)

Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2014	2013
Amounts in millions
Cash and cash equivalents	$1,777.3	$1,919.5
Short-term investments	182.0	186.8
Total current assets	2,944.3	2,968.8
Non-current assets	1,840.3	1,426.3
Total assets	4,784.6	4,395.1
Total current liabilities	1,093.4	1,141.3
Total debt (1)	2,104.5	2,101.8
Other long-term liabilities	790.2	724.1
Total shareholders' equity	673.9	347.9
Redeemable noncontrolling interest*	122.6	80.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	4,784.6	4,395.1

Actual number of shares outstanding	211.2	214.0

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

The Company’s balance sheet data at June 30, 2014 is subject to reclassifications based on finalization of the purchase accounting for the acquisition of ICRA.

	June 30,	December 31,
(1) Total debt consists of the following:	2014	2013
Series 2005-1 Notes due 2015 (a)	$308.7	$310.3
Series 2007-1 Notes due 2017	300.0	300.0
2010 Senior Notes due 2020 (b)	501.8	497.8
2012 Senior Notes due 2022 (c)	496.6	496.5
2013 Senior Notes due 2024 (d)	497.4	497.2
Total debt	$2,104.5	$2,101.8
(a)Includes an $8.7 million and a $10.3 million fair value adjustment on an interest rate hedge at June 30, 2014 and December 31, 2013, respectively

(b) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount and includes a $3.9 million fair value adjustment on an interest rate hedge at June 30, 2014

(c) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(d) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended June 30,
	2014				2013
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$643.6	$255.1	$(25.2)	$873.5	$556.3	$221.4	$(21.7)	$756.0
Operating, selling, general and administrative expense	268.9	195.8	(25.2)	439.5	236.2	167.6	(21.7)	382.1
Adjusted operating income	374.7	59.3	-	434.0	320.1	53.8	-	373.9
Depreciation and amortization	11.4	10.9		22.3	11.5	11.6	-	23.1
Operating income	$363.3	$48.4	$-	$411.7	$308.6	$42.2	$-	$350.8
Adjusted operating margin	58.2%	23.2%		49.7%	57.5%	24.3%		49.5%
Operating margin	56.4%	19.0%		47.1%	55.5%	19.1%		46.4%

	Six Months Ended June 30,
	2014				2013
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,190.9	$499.8	$(50.0)	$1,640.7	$1,096.4	$434.8	$(43.4)	$1,487.8
Operating, selling, general and administrative expense	514.6	386.0	(50.0)	850.6	520.5	332.8	(43.4)	809.9
Adjusted operating income	676.3	113.8	-	790.1	575.9	102.0	-	677.9
Depreciation and amortization	22.8	22.6	-	45.4	22.8	23.9	-	46.7
Operating income	$653.5	$91.2	$-	$744.7	$553.1	$78.1	$-	$631.2
Adjusted operating margin	56.8%	22.8%		48.2%	52.5%	23.5%		45.6%
Operating margin	54.9%	18.2%		45.4%	50.4%	18.0%		42.4%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

	Three Months Ended June 30,
	2014			2013
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$238.5	$82.4	$320.9	$195.4	$67.5	$262.9
	74%	26%	100%	74%	26%	100%

Structured Finance	70.0	40.6	110.6	58.9	38.3	97.2
	63%	37%	100%	61%	39%	100%

Financial Institutions	32.5	59.7	92.2	30.7	53.8	84.5
	35%	65%	100%	36%	64%	100%

Public, Project and Infrastructure Finance	61.8	36.2	98.0	58.6	34.1	92.7
	63%	37%	100%	63%	37%	100%

Total MIS	$402.8	$218.9	$621.7	$343.6	$193.7	$537.3
	65%	35%	100%	64%	36%	100%

Moody's Analytics	$58.7	$193.1	$251.8	$45.0	$173.7	$218.7
	23%	77%	100%	21%	79%	100%

Total Moody's Corporation	$461.5	$412.0	$873.5	$388.6	$367.4	$756.0
	53%	47%	100%	51%	49%	100%

	Six Months Ended June 30,
	2014			2013
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$ 426.4	$ 158.9	$ 585.3	$ 392.0	$ 129.2	$ 521.2
	73%	27%	100%	75%	25%	100%

Structured Finance	125.7	80.2	205.9	113.9	76.3	190.2
	61%	39%	100%	60%	40%	100%

Financial Institutions	61.5	116.1	177.6	63.9	107.1	171.0
	35%	65%	100%	37%	63%	100%

Public, Project and Infrastructure Finance	104.8	73.9	178.7	109.2	66.9	176.1
	59%	41%	100%	62%	38%	100%

Total MIS	$ 718.4	$ 429.1	$ 1,147.5	$ 679.0	$ 379.5	$ 1,058.5
	63%	37%	100%	64%	36%	100%

Moody's Analytics	$ 113.7	$ 379.5	$ 493.2	$ 86.4	$ 342.9	$ 429.3
	23%	77%	100%	20%	80%	100%

Total Moody's Corporation	$ 832.1	$ 808.6	$ 1,640.7	$ 765.4	$ 722.4	$ 1,487.8
	51%	49%	100%	51%	49%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions)	2014	2013	2014	2013
Operating income	$411.7	350.8	$744.7	$631.2
Depreciation & amortization	22.3	23.1	45.4	46.7
Adjusted operating income	$434.0	373.9	$790.1	$677.9
Operating margin	47.1%	46.4%	45.4%	42.4%
Adjusted operating margin	49.7%	49.5%	48.2%	45.6%

	Full-Year Ended December 31, 2014
Operating margin guidance	42% - 43%
Depreciation and amortization	3%
Adjusted operating margin guidance	45% - 46%

Free Cash Flow:
The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.
	Six Months Ended June 30,
(amounts in millions)	2014	2013
Net cash flows from operating activities	$458.0	$369.1
Capital additions	(38.8)	(18.1)
Free cash flow	$419.2	$351.0
Net cash used in investing activities	$(113.4)	$(19.0)
Net cash used in financing activities	$(501.2)	$(426.2)

Non-GAAP diluted earnings per share attributable to Moody's common shareholders:
The Company presents this non-GAAP measure to exclude the impact of a litigation settlement charge in the first quarter of 2013 and the ICRA Gain in the second quarter of 2014 to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Diluted EPS - GAAP	$1.48	$1.00	$2.47	$1.83
Impact of litigation settlement charge	-	-	-	0.14
ICRA Gain	(0.36)	-	(0.36)	-
Diluted EPS - Non-GAAP	$1.12	$1.00	$2.11	$1.97

	Projected full-year ended December 31,
	2014
Diluted EPS guidance - GAAP	$4.26 - 4.36
ICRA Gain	(0.36)
Diluted EPS guidance - Non-GAAP	$3.90 - 4.00

2014 Outlook

Moody’s outlook for 2014 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. The Company’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-quarter exchange rates.

Full-year 2014 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance as of July 25, 2014	Last publicly disclosed guidance as of May 1, 2014
Revenue	growth in the low-double-digit percent range	growth in the high-single-digit percent range
Operating expenses	growth in the high-single-digit percent range	growth in the mid-single-digit percent range
Growth in compliance and regulatory expense	Less than $5 million	NC
Depreciation & amortization	Approximately $100 million	NC
Operating margin	42% to 43%	NC
Adjusted operating margin	45% to 46%	NC
Effective tax rate	Approximately 33%	NC
Non-GAAP EPS	$3.90 to $4.00	NC
Capital expenditures	Approximately $90 million	NC
Free cash flow	Approximately $900 million	NC
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC

Full-year 2014 revenue guidance
MOODY'S INVESTORS SERVICE	Current guidance as of July 25, 2014	Last publicly disclosed guidance as of May 1, 2014
MIS global	growth in the high-single-digit percent range	growth in the mid-single-digit percent range
MIS U.S.	growth in the mid-single-digit percent range	growth in the low-single-digit percent range
MIS Non-U.S.	growth in the low-teens percent range	growth in the low-double-digit percent range
Corporate finance	growth in the low-double-digit percent range	growth in the mid-single-digit percent range
Structured finance	growth of approximately 10%	growth in the low-single-digit percent range
Financial institutions	growth in the low-single-digit percent range	growth in the mid-single-digit percent range
Public, project and infrastructure finance	growth in the high-single-digit percent range	NC
ICRA Ltd.*	Approximately $12 million	NA
MOODY'S ANALYTICS
MA global	growth in the mid-teens percent range	growth in the low-teens percent range
MA U.S.	growth in the low-double-digit percent range	NC
MA Non-U.S.	growth in the high-teens percent range	NC
Research, data, and analytics	growth in the high-single-digit percent range	NC
Enterprise risk solutions	growth in the mid-teens percent range	growth in the low-teens percent range
Professional services	growth of approximately 40%	growth in the low-forties percent range
NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
NA – Not applicable
* Due to the three month lag in consolidating ICRA's operating results, there is only one quarter of ICRA revenue included in the above table.

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com